Exhibit A
Page 1 of 3

OHIO EDISON COMPANY
Consolidated Balance Sheet (Unaudited)
As of June 30, 2005
(In thousands $)

ASSETS

UTILITY PLANT:
In service	$5,553,362
Less—Accumulated provision for depreciation	2,770,924
2,782,438
Construction work in progress	226,124
3,008,562

INVESTMENTS:
Investment in lease obligation bonds	341,582
Nuclear plant decommissioning trusts	447,649
Long-term notes receivable from associated companies	207,430
Other	45,394
1,042,055

CURRENT ASSETS:
Cash and cash equivalents	1,283
Receivables -
Customers	282,283
Associated companies	167,260
Other	10,549
Notes receivable from associated companies	598,151
Material and supplies	108,221
Prepayments and other	20,324
1,188,071

DEFERRED CHARGES:
Regulatory assets	935,223
Property taxes	61,419
Unamortized sale and leaseback costs	57,670
Other	67,867
1,122,179

TOTAL ASSETS	$6,360,867

Exhibit A

OHIO EDISON COMPANY
Consolidated Balance Sheet (Unaudited)
As of June 30, 2005
(In thousands $)

LIABILITIES AND CAPITALIZATION

CAPITALIZATION:
Common stockholder's equity	$2,409,698
Preferred stock not subject to mandatory redemption	60,965
Preferred stock of consolidated subsidiary not
subject to mandatory redemption	14,105
Long-term debt and other long-term obligations	1,104,584
3,589,352

CURRENT LIABILITIES:
Currently payable long-term debt	289,215
Short-term borrowings -
Associated companies	82,389
Other	143,912
Accounts payable -
Associated companies	100,452
Other	12,824
Accrued taxes	172,478
Accrued interest	11,201
Other	73,344
885,815

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	724,040
Accumulated deferred investment tax credits	55,800
Asset retirement obligation	350,387
Retirement benefits	314,543
Other	440,930
1,885,700

TOTAL LIABILITIES AND CAPITALIZATION	$6,360,867

Exhibit A

OHIO EDISON COMPANY
Consolidated Income Statement (Unaudited)
For the Twelve Months Ended June 30, 2005
(In thousands $)

OPERATING REVENUES	$2,926,911

OPERATING EXPENSES AND TAXES:
Fuel	51,568
Purchased power	957,060
Nuclear operating costs	409,536
Other operating expenses	338,383
Provision for depreciation	119,975
Amortization of regulatory assets	418,948
Deferral of new regulatory assets	(120,392)
General taxes	186,590
Income taxes	275,917
Total operating expenses and taxes	2,637,585

OPERATING INCOME	289,326

OTHER INCOME (net of income taxes)	58,216

NET INTEREST CHARGES:
Interest on long-term debt	57,822
Allowance for borrowed funds used during construction and capitalized interest	(9,478)
Other interest expense	13,354
Subsidiary’s preferred stock dividends	2,658
Net interest charges	64,356

NET INCOME	283,186

PREFERRED STOCK DIVIDEND REQUIREMENTS	2,599

EARNINGS ON COMMON STOCK	$280,587